Exhibit 107

FILING FEE TABLES FOR

FORM S-8

Calculation of Filing Fee Tables

Form S-8

(Form Type)

SOUTHSTATE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Title of Each Class of Securities to be Registered	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, par value $2.50 par value per share	Rule 457(c) and Rule 457(h)	1,750,000	$79.09	$138,407,500.00	0.0001476	$20,428.95
	Total		1,750,000		$138,407,500.00		$20,428.95
	Total Fee Offsets(4)						$0.00
	Net Fee Due						$20,428.95
(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of the Registrant’s Common Stock, $2.50 par value per share (“Common Stock”), that become issuable under the SouthState Corporation Amended and Restated 2020 Omnibus Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affecting the Common Stock.
(2)	Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of Common Stock as reported on the New York Stock Exchange on May 3, 2024, which date is within five business days prior to filing this Registration Statement.
(3)	Rounded to the nearest cent.
(4)	The Registrant does not have any fee offsets.